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                                                                   EXHIBIT 10.15

                              SEPARATION AGREEMENT

     THIS AGREEMENT was made effective the 13th day of March 1998, by and between Getty Images Limited, located at 101 Bayham Street, London, NW1 0AG ("Getty Images" or the "Company") and Stephen Mayes, who resides at The Warehouse, 17 Borland Road, London SE15 3AJ ("Executive").

     WHEREAS, Getty Images and Executive entered into an Employment Agreement dated 23rd September 1994 (the "Employment Agreement");

     WHEREAS, the Employment Agreement provided for a trial period of six (6) months followed by an indefinite term of employment which would continue thereafter unless either party were to provide a six (6) month notification to the other of its desire to terminate Executive's employment;

     WHEREAS, Executive has determined to leave Getty Images to pursue a new career path;

     WHEREAS, Getty Images has agreed with Executive with a verbal notification and a written Separation Agreement dated 13th March 1998, which specifies that Executive's last day of employment would be 13th April 1998 (the "Termination Date"); and

     WHEREAS, Getty Images and Executive would like to memorialise certain aspects of their agreement concerning Executive's termination and to reconfirm certain terms of the Employment Agreement.

     NOW THEREFORE, in consideration of the premises set forth above, the parties agree as follows:

     1.   The parties agree that:

     a. Executive has received and accepted the verbal notification and written Separation Agreement dated 13th March 1998, and his last day of employment will be the Termination Date;

     Executive will be bound by the following restrictions:

     b. Confidentiality. The Executive will not at any time use or disclose or make accessible to any other person or firm or company any of the confidential information, trade secrets, formulae or methods of doing business of the Company or any company controlled by, controlling or under common control with the Company or its or their customers and other business associates. This restriction shall cease to apply to information or knowledge which may legitimately come into the public domain. For the avoidance of doubt practices, techniques or processes which are generally known and applied within the Visual Content industry are excluded from this restriction.

     c. Intellectual Property. If during the term of his employment the Executive has alone or jointly with others discovered or created any Intellectual Property which is connected with or which in any way affects or relates to the business of the Company or is capable of being used or adapted for use therein or in connection therewith he shall forthwith disclose it to the Company and subject to the rights of the Executive under the Copyright, Designs and Patents Act 1988 such Intellectual Property shall belong to and be the absolute property of the Company or such Associated Company as the Company may nominate. For the avoidance of doubt, this shall exclude commonly used terms tools techniques and processes commonly found within the Visual Content industry.

     d. The Executive if and whenever required to do so shall at the expense of the Company (or its nominee) apply or join in applying or assist the Company to apply for letters patent design registration, copyright or other similar protection in the United Kingdom or any other part of the world for any such Intellectual Property and execute such instruments and do all things necessary for vesting the said letters patent or other similar protection when obtained and all right title and interest to and in the same in the Company (or its nominee) absolutely and as sole beneficial owner or in such other person as the Company require.

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     e.   The Executive agrees that he will not deliberately do any act or thing which may prejudice the application for the grant or the validity of any patent design right, copyright or other monopoly right in any

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Intellectual Property which is the property of the Company or such Associated
Company as the Company may nominate.

     f. Restrictive Covenant. The Executive covenants with the Company that he will not for the period of twelve (12) months after the Termination Date without the prior written consent of the Company in connection with the carrying on of any business in competition with the business of licensing Visual Content on his own or on behalf of any person firm or company directly:

     (1) seek to procure orders from or do business with any person firm or company who to his knowledge has at any time during the twelve (12) months immediately preceding the Termination Date done business with the Company;

     (2) seek to procure the services of any officer, Executive or employee of the Company or supplier of Visual Content to the Company.

     Provided that nothing in this Restrictive Covenant shall prohibit the Executive from seeking or procuring of orders or the doing of business not relating or similar to the business of the Company described above. For the purposes of this Agreement, the "Company" or a "Getty Group Company" is defined as Getty Images Limited, Getty Images, Inc. and all subsidiaries and all Affiliated Companies of each.

     2. Executive acknowledges and agrees that there are no agreements or arrangements outstanding under which Getty Images or any Getty Group Company has or could have an obligation to Executive pursuant to a contract of employment, whether now or in the future, except for the payment of all sums owed to Executive pursuant to the Employment Agreement, including salary, accrued holiday pay, if any, existing bonus arrangements, if any, and all reimbursable expenses incurred on behalf of Getty Images and any Getty Group Company, up to and including the Termination date.

     3. a. Executive acknowledges and agrees that, to the best of his knowledge, he has no claim whatsoever against Getty Images or any Getty Group Company for breach of contract, compensation for wrongful termination of employment, loss of office, redundancy, wrongful dismissal or retirement or on any other account. Executive for himself and his heirs, executors, personal representatives and assigns also irrevocably and unconditionally waives, releases and forever discharges Getty Images and the Getty Group Companies and their shareholders, directors, Executives, successors, and assigns, from and against all actions, causes of action, suits, debts, sums of money, covenants, controversies, agreements, promises, damages, judgements, executions, proceedings, claims, demands and costs, including reasonable attorneys fees and court costs, whatsoever in law or in equity, whether known or unknown, foreseen or unforeseen, related to Executive's employment and his positions as officer and director of Getty Images and various Getty group Companies prior to the date of this Agreement, which Executive may now have or would have had but for the execution of this Agreement.

        b. Getty Images and the Getty Group Companies acknowledge and agree that, to the best of their knowledge, they have no claim whatsoever against the Executive for any conduct during the term of his employment with Getty Images, whether as Executive, officer or director of any Getty Group Company. Getty Images and each Getty Group Company for itself and its shareholders, directors, Executives, successors and assigns, also irrevocably and unconditionally waives, releases and forever discharges Executive and his personal representatives, heirs, executors, and assigns from and against all actions, causes of action, suits, debts, sums of money, covenants, controversies, agreements, promises, damages, judgements, executions, proceedings, claims, demands and costs, including reasonable attorneys fees and court costs, whether known or unknown, foreseen or unforeseen related to Executive's employment and his position as an officer and director of various Getty Group Companies prior to the date hereof, which it may now have or would have had but for the execution of this Agreement.

     For the purposes of the Agreement the above clause shall apply unconditionally in all circumstances except those that may contravene any civil, moral or legal right either party may have to protect their good name, reputation, personal or professional standing.

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     4.   Executive agrees that, having resigned as an Executive, officer and director of Getty Images from the Termination Date forward, he shall not conduct himself in any way inconsistent with having surrendered his authority, whether in matters of the internal administration of any Getty Group Company or externally and shall not represent himself as being a director of, employed by or connected in any way with any Getty Group Company.

     5. Executive agrees that after the Termination Date he shall provide Getty Images and any other Getty Group Company with such assistance as it may reasonably require in the conduct of any court proceeding or settlement negotiation brought by or against any Getty Group Company in respect of which Getty Images, the Getty Group Company or their legal advisers believe that Executive may be able to provide assistance, subject to an agreement that Executive's reasonable costs, loss of earnings if any and expenses incurred in providing such assistance shall be paid to Executive.

     6. The parties agree that the terms of this Agreement and all discussions and other correspondence on this subject shall be treated as confidential and that neither party will disclose them to any other person or entity except to a professional advisor who has also agreed to be bound by this restriction and except as may be required by law or any regulatory authorities or with Getty Images' consent.

     7. Executive represents and warrants that he has not, to the best of his knowledge, withheld nor failed to disclose any material fact concerning the performance of his duties with Getty Images and any Getty Group Company or any breach of any material (express or implied) term of the Employment Agreement.

     8. This Agreement shall be governed by and construed in accordance with English law and the English Courts shall be the exclusive jurisdiction to hear and decide any suit, action or proceeding and to settle any disputes which may arise out of or in connection with the Agreement or the Employment Agreement.

GETTY IMAGES LIMITED

By:                                                By:
--------------------------------------------       --------------------------------------------
Lawrence Gould, Director                           Stephen Mayes

     The undersigned, acknowledges the obligations of Getty Images, Inc. and its subsidiaries as set forth in Paragraphs 3b and 6 and agrees to be bound by same.

GETTY IMAGES, INC.

By:
--------------------------------------------
Jonathan D. Klein, Chief Executive Officer

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